Exhibit 10.1

The following represents the offer Winn-Dixie Stores, Inc. (“Winn-Dixie”) is prepared to make to Frank O. Eckstein, Senior Vice President, Retail Operations, (hereinafter “Associate”) regarding his decision to retire from employment with Winn-Dixie:

1.	Effective on or about January 5, 2011, Associate will assume the role of Senior Vice President, Operations Support, reporting to the Senior Vice President, Retail Operations.

a.	In this role, Associate will perform duties and functions as agreed upon by Associate and the Senior Vice President, Retail Operations, through and until the end of Winn-Dixie’s fiscal year 2011.

b.	Associate’s rate of pay in his new role shall remain unchanged.

2.	On or about thirty (30) days prior to the end of fiscal year 2011, Associate will take an approved personal leave of absence through December 1, 2011 and will be treated as an active employee for all purposes under all applicable Winn-Dixie Equity Incentive Plans and the Winn-Dixie 2011 Annual Incentive Plan.

3.	Effective December 1, 2011, Associate’s employment with Winn-Dixie shall end (“Release Date”).

4.	So long as Associate is not terminated for Cause as that term is defined under the Winn-Dixie Executive Severance Plan and executes Winn-Dixie’s basic General Release and Separation Agreement for Executive Team Members under the Winn-Dixie Executive Severance Plan (“Agreement”), a form of which is attached hereto as Exhibit A, after the Release Date:

a.	Associate’s separation will be coded as a Retirement within Winn-Dixie’s personnel system;

b.	Associate will:

i.	Receive a lump sum payment equal to Two Hundred Ten Thousand Sixty-Two Dollars and Fifty Cents ($210.062.50) (the equivalent of twenty-six (26) weeks of Week’s Gross Pay), less normal withholding tax and FICA deductions within fourteen (14) days following the effective date of this Agreement;

ii.

Be eligible to receive up to Four Hundred Twenty Thousand One Hundred Twenty-Five Dollars ($420,125.00) (the equivalent of fifty-two (52) weeks of Week’s Gross Pay), less normal withholding tax and FICA deductions, starting the first full month following

Frank O. Eckstein

Winn-Dixie Stores, Inc.

the effective date of this Agreement in weekly installments over the ensuing fifty-two (52) week period, subject to reduction and payable as outlined in Winn-Dixie’s Executive Severance Plan;

iii.	Be eligible for all benefits afforded retirees under Winn-Dixie’s Equity Incentive Plans to include benefits as outlined in the Fiscal 2010 Equity Incentive Plan Outperformance Restricted Stock Unit and Non-Qualified Outperformance Stock Option Award Agreements for Senior Executives; and

iv.	Be eligible to have his monthly COBRA premiums for the cost of continuing the health and dental benefits he was enrolled in on his Release Date or as subsequently modified under the health and dental plan change in election rules (including any coverage for spouse and dependents) paid for up to twelve (12) months or through the date on which Associate accepts other employment or otherwise becomes ineligible to receive COBRA coverage, whichever occurs first, as outlined in the Winn-Dixie Executive Severance Plan.

The terms as outlined above memorialize the understanding that exists between Associate and Winn-Dixie and have been incorporated in the attached Agreement.

Frank O. Eckstein	Peter Lynch

Date:	Date:

EXHIBIT A

FORM OF WINN-DIXIE STORES, INC. EXECUTIVE SEVERANCE PLAN

GENERAL RELEASE AND SEPARATION AGREEMENT

This General Release and Separation Agreement (“Agreement”) is made and entered into between Frank O. Eckstein (“Employee”) and Winn-Dixie Stores, Inc., its officers, agents, employees, successors and assigns and any affiliated company, parent, or subsidiary, and their past and present directors, officers, employees, representatives, successors and assigns (“Winn-Dixie”) and is in lieu of any payment he/she otherwise would be entitled to under Winn-Dixie Stores, Inc.’s Executive Severance Plan, Plan Number 589, effective January 31, 2008 (“Plan”), with reference to the following facts:

R E C I T A L S

WHEREAS Employee’s job as Senior Vice President, Operations Support, ceased effective December 1, 2011. This date will be referenced herein as Employee’s separation date and/or date of separation.

WHEREAS Employee acknowledges that in order to receive the consideration outlined in this Agreement, he/she must execute this Agreement and return it to Winn-Dixie’s Human Resources Department, Attention: Anita Gutel, SVP, Human Resources.

WHEREAS Employee acknowledges that the benefits he/she has elected to receive by executing and returning this Agreement are in excess of those he/she would have received from Winn-Dixie if he/she had not elected to execute and return this Agreement.

WHEREAS Employee acknowledges that the benefits he/she will receive as a result of executing this Agreement are not something he/she would have been entitled absent execution of this Agreement.

WHEREAS Employee acknowledges that the benefits he/she will receive as a result of executing this Agreement will expire unless the Agreement is executed and returned to Winn-Dixie within ninety (90) days of the Employee’s separation date.

WHEREAS Employee and Winn-Dixie seek to protect Winn-Dixie against unfair competition and its investment in its workforce.

WHEREAS Employee and Winn-Dixie, each desire to settle, fully and finally, all claims, known or otherwise, that Employee could have asserted based on his/her employment relationship and the separation thereof.

THEREFORE, in consideration of the mutual promises set forth in this Agreement, Employee and Winn-Dixie agree as follows:

1.	Winn-Dixie Agrees

In full consideration and as material inducement for Employee’s signing of this Agreement, and agreeing to the releases and promises as provided for herein, Winn-Dixie agrees:

(a)	to pay Employee Two Hundred Ten Thousand Sixty-Two Dollars and Fifty Cents ($210.062.50) (the equivalent of twenty-six (26) weeks of Week’s Gross Pay), less normal withholding tax and FICA deductions, in a lump sum payment within fourteen (14) days following the effective date of this Agreement.

(b)	to pay Employee up to Four Hundred Twenty Thousand One Hundred Twenty-Five Dollars ($420,125.00) (the equivalent of fifty-two (52) weeks of Week’s Gross Pay), less normal withholding tax and FICA deductions, starting the first full month following the effective date of this Agreement in weekly installments over the ensuing fifty-two (52) week period, subject to reduction and payable as outlined in Winn-Dixie’s Executive Severance Plan.

(c)	that Associate will be eligible for all benefits afforded retirees under Winn-Dixie’s Equity Incentive Plans to include benefits as outlined in the Fiscal 2010 Equity Incentive Plan Outperformance Restricted Stock Unit and Non-Qualified Outperformance Stock Option Award Agreements for Senior Executives.

(d)	to pay Employee’s monthly COBRA premiums for the cost of continuing the health and dental benefits he/she was enrolled in on Employee’s separation date or as subsequently modified under the health and dental plan change in election rules (including any coverage for spouse and dependents) for up to twelve (12) months or through the date on which Associate accepts other employment or otherwise becomes ineligible to receive COBRA coverage, whichever occurs first, as outlined in the Plan.

(e)	to only verify dates of employment through The Work Number at (800) 996-7566 or http://www.theworknumber.com if contacted by an employer or prospective employer of Employee.

2.	Complete and Full General Release of All Claims

In consideration for the benefits set out more fully below, Employee, for himself/herself, his/her heirs, successors and assigns, hereby, unconditionally and forever releases and discharges Winn-Dixie and any affiliated company, parent, or subsidiary, and their past and present directors, officers, employees, representatives, successors and assigns from any and all claims, whether known or not, including but not limited to, claims, rights, or amounts for attorneys’ fees, wages, debts or damages of any kind arising out of, but not limited to, his/her hiring, employment, treatment by or separation from employment with Winn-Dixie. This Agreement applies to all claims and causes of action including, but not limited to, claims, arising under any civil rights statutes, including but not limited to the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Employee Retirement Income Security Act, the Americans With Disabilities Act,

the Age Discrimination in Employment Act of 1967, the Family Medical Leave Act, the Fair Labor Standards Act of 1938, the Rehabilitation Act of 1973, the National Labor Relations Act, the Florida Civil Rights Act of 1992, or any other local, state or federal law or regulation of whatever kind, or any theory of contract or tort based on events occurring prior to the execution of this Agreement. Furthermore, this Agreement applies to all claims and causes of action including, but not limited to, claims related to any other entitlement to severance from Winn-Dixie under any other plan or agreement. This Agreement, however, will not apply to claims for benefits to which the Employee is eligible under Winn-Dixie-sponsored pension, retirement or health insurance plans.

3.	No Other Filings

Employee represents that he/she has not filed any charges, complaints or other accusatory pleadings against Winn-Dixie or any of its officers, directors, employees or representatives based upon or arising out of any aspect of his/her employment relationship with Winn-Dixie or separation therefrom which may have accrued as of the date of the execution of this Agreement. Employee agrees that if at any time after the execution of this Agreement it is established that he/she violated the terms of this provision, Winn-Dixie shall have the right to seek appropriate relief, including, but not limited to, a permanent injunction restraining Employee from further violations. Employee further agrees that damages for any breach of this provision will be difficult to calculate and that should Employee breach this provision, Winn-Dixie shall be entitled to both stop payment of any funds owed under this Agreement and the Plan and bring legal action against Employee in a court of competent jurisdiction for each such breach. Upon the entry of any judgment finding such a breach, Winn-Dixie shall also be entitled to recover forty percent (40%) of all payments made to Employee or on his/her behalf as outlined in the Plan as liquidated damages for each such breach. Employee further agrees that with respect to the claims he/she is waiving, he/she is waiving his/her right to recover money or other relief in any action that might be brought on his/her behalf by any other person or entity including, but not limited to, the United States Equal Employment Opportunity Commission, the Department of Labor, or any other (U.S. or foreign) federal, state or local governmental agency or department.

4.	Non-Admission of Liability

It is understood and agreed that this Agreement has been reached purely on a compromise basis and is not to be construed as an admission by either Employee or Winn-Dixie of any violation of any federal, state or local law, ordinance, or administrative regulation, or any action in contract or tort which either party could have brought in a subsequent lawsuit.

5.	Return of Materials

Employee agrees to return all equipment owned by Winn-Dixie in his/her possession, custody or control upon his/her Separation date. The term equipment includes, but is not limited to laptops, wireless communication devices, credit cards, access cards or any other equipment specifically assigned to Employee and used for business purposes by Employee (“Equipment”) as Senior Vice President, Operations Support. The term equipment does not include business cards, office supplies, pencils or any other item not specifically assigned to Employee. Employee further agrees to return all materials, memorandum, notes, records, lists, or any other documents or tangible medium containing proprietary information pertaining to Winn-Dixie’s business or its customers (“Materials”) upon his/her separation date.

Employee and Winn-Dixie further agree that damages for any breach of Employee’s agreement to return materials will be difficult to calculate and that should Employee breach this promise to return materials, Winn-Dixie shall be entitled to both stop payment of any funds owed under this Agreement and bring legal action against Employee in a court of competent jurisdiction for each such breach. Upon the entry of any judgment finding such a breach, Winn-Dixie shall also be entitled to recover forty percent (40%) of all payments made to Employee or on his/her behalf as outlined in the Plan as liquidated damages for each such breach. To the extent, Employee discovers that he/she has inadvertently or mistakenly failed to return any of the aforementioned Equipment or Materials, Employee agrees to immediately return the Equipment and/or Materials by way of overnight delivery to Winn-Dixie’s General Counsel. So long as Employee has not used said inadvertently or mistakenly withheld Equipment or Materials to violate any other provision of this Agreement, any such discovery and return of said inadvertently or mistakenly withheld Equipment or Materials shall not subject Employee to liability under this provision.

6.	Non-Solicitation

For one hundred four (104) weeks after his/her separation date, Employee agrees that he/she will not directly or indirectly, without the Winn-Dixie’s prior written consent, solicit employees of Winn-Dixie who worked under Employee’s supervision and with whom Employee had substantial business dealings for the purpose of inducing them to leave their employment with the Company or its affiliates.

In the event of any breach by Employee of the above-referenced non-solicitation clause, the resulting injuries to Winn-Dixie would be difficult or impossible to estimate accurately, but it is certain that injury or damages will result to the business of Winn-Dixie. Employee therefore agrees that, in the event of any such breach, Winn-Dixie shall be entitled, in addition to any available legal or equitable remedies for damages, to an injunction to restrain the violation or anticipated violation of this clause. Winn-Dixie’s rights under this paragraph shall be in addition to every other remedy (equitable, statutory, legal or contractual) to which Winn-Dixie may be entitled.

7.	Non-Disparagement

For one hundred four (104) weeks after his/her separation date, Employee agrees to refrain from publicly or privately either directing any disparaging or defamatory remarks regarding Winn-Dixie or engaging in any form of disparaging or defamatory conduct that disparages Winn-Dixie, portrays Winn-Dixie in a negative light, or otherwise impairs the reputation, goodwill or commercial interests of Winn-Dixie Company or its affiliates. Employee understands and agrees that this restriction prohibits, among other things, the making of disparaging or defamatory remarks regarding Winn-Dixie or engaging in any disparaging or defamatory conduct that disparages, portrays in a negative light, or otherwise impairs the reputation, goodwill or commercial interests of Winn-Dixie to any (1) member of the general public; (2) either customers, vendors or suppliers or potential customers, vendors or suppliers of Winn-Dixie; (3) current, former or prospective employees of Winn-Dixie; or (4) member(s) of the press or other media.

In the event of any breach by Employee of the above-referenced non-disparagement clause, the resulting injuries to Winn-Dixie would be difficult or impossible to estimate accurately, but it is certain that injury or damages will result to the business of Winn-Dixie. Employee therefore agrees that, in the event of any such breach, Winn-Dixie shall be entitled, in addition to any available legal or equitable remedies for damages, to an injunction to restrain the violation or anticipated violation of this clause. Winn-Dixie’s rights under this paragraph shall be in addition to every other remedy (equitable, statutory, legal or contractual) to which Winn-Dixie may be entitled.

8.	Non-Disclosure and Non-Compete

Employee agrees that in his/her position as Senior Vice President, Operations Support, he/she had access to and indeed did review proprietary and confidential information that both was not available to the general public and the Company took reasonable steps to protect from being disseminated to the public. This information included, but was not limited to customer, supplier and vendor information; processes; know-how; trade secrets defined as information including a formula, pattern, compilation, program, device, method, technique, or process that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; other valuable confidential business information or professional information that otherwise does not qualify as trade secrets; pricing; marketing strategies; and all other similar and related information of the Company. Employee further agrees that the Company has a legitimate business interest in protecting substantial relationships with specific prospective or existing customers, vendors, or suppliers; customer or vendor goodwill associated with its business; and extraordinary or specialized training.

(a)	In light of Employee’s access to this information:

1.	Employee furthermore agrees that he will not at any time disclose any of the Company’s proprietary, secret or confidential information to any person or party, directly or indirectly, for a period of five (5) years from his/her Severance Date.

2.	Employee furthermore agrees, following his/her Severance Date and for six (6) months thereafter, that he/she will not work, directly or indirectly, alone or with any other person or entity, including Publix, Rouses, Delhaize Group, or Albertsons, in any capacity in the Grocery or Retail Pharmacy Business in any state where the Company does business as of his/her termination date.

In the event of any breach by Employee of the above-referenced non-disclosure and non-compete clause, the resulting injuries to Winn-Dixie would be difficult or impossible to estimate accurately, but it is certain that injury or damages will result to the business of Winn-Dixie. Employee therefore agrees that, in the event of any such breach, Winn-Dixie shall be entitled, in addition to any available legal or equitable remedies for damages, to an injunction to restrain the violation or anticipated violation of this clause. Winn-Dixie’s rights under this paragraph shall be in addition to every other remedy (equitable, statutory, legal or contractual) to which Winn-Dixie may be entitled.

9.	Complete Agreement

It is understood and agreed that this Agreement sets forth the entire agreement between Employee and Winn-Dixie and supercedes any previous agreement between Employee and Winn-Dixie.

10.	Choice of Law

This Agreement is to be construed according to the laws of the State of Florida.

11.	Severability

Should any provision of this Agreement be declared unlawful or invalid, all other provisions shall remain in full force and effect.

12.	Acknowledgment

EMPLOYEE REPRESENTS AND ACKNOWLEDGES THAT HE/SHE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO ENTERING THIS AGREEMENT, AND THAT HE/SHE HAS BEEN PROVIDED WITH A PERIOD OF AT LEAST FORTY-FIVE (45) DAYS WITHIN WHICH TO CONSIDER THE AGREEMENT. EMPLOYEE FURTHER REPRESENTS AND ACKNOWLEDGES THAT HE/SHE HAS READ THIS AGREEMENT IN ITS ENTIRETY, THAT THE AGREEMENT IS WRITTEN IN A MANNER CALCULATED TO BE UNDERSTOOD BY HIM/HER, THAT HE/SHE FULLY UNDERSTANDS ITS CONTENT AND EFFECT, AND, WITHOUT DURESS OR COERCION, KNOWINGLY AND VOLUNTARILY AGREES TO ITS TERMS AND CONDITIONS. EMPLOYEE ALSO ACKNOWLEDGES AND REPRESENTS THAT THE CONSIDERATION PROVIDED IN EXCHANGE FOR THIS AGREEMENT IS OF VALUE TO HIM/HER AND IS NOT ANYTHING TO WHICH HE/SHE IS ALREADY ENTITLED.

EMPLOYEE FURTHER ACKNOWLEDGES THAT HE/SHE MAY REVOKE THIS AGREEMENT AT ANY TIME WITHIN SEVEN (7) DAYS OF EXECUTING THE AGREEMENT. ANY REVOCATION, HOWEVER, MUST BE IN WRITING AND DELIVERED TO WINN-DIXIE’S SENIOR VICE PRESIDENT OF HUMAN RESOURCES. BOTH PARTIES ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE SEVEN (7) DAY REVOCATION PERIOD HAS EXPIRED.

Dated this      day of                                                                          , 2011.

By:		By:
	Frank O. Eckstein		Peter Lynch
President, Chief Executive Officer

Sworn to and subscribed before me

this              day of                     , 2011.

Notary Public

My Commission Expires: